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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

   Goldenberg, David M.
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   (Last)               (First)                 (Middle)

c/o Immunomedics, Inc.
300 American Road
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                                    (Street)

Morris Plains, NJ 07950
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Immunomedics, Inc.- IMMU
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   January 2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

   Chairman of the Board
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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [ X] Form filed by One Reporting Person
    [  ] Form filed by More than One Reporting Persion

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:    7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
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Common Stock                          1/26/2000        S              5,000        D      $18.50
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Common Stock                          1/28/2000        S             25,000        D      $18.805  6,895,161     D
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Common Stock                                                                                          23,131     I      By Spouse
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Common Stock                                                                                       1,006,748     I      As   Trustee
                                                                                                                        of Trust for
                                                                                                                        benefit   of
                                                                                                                        one of   Mr.
                                                                                                                        Goldenberg's
                                                                                                                        children
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Common Stock                                                                                         200,000     I      By   Escalon
                                                                                                                        Corp.    of
                                                                                                                        which    Mr.
                                                                                                                        Goldenberg
                                                                                                                        is the
                                                                                                                        President
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Common Stock                                                                                         10,000      I      By spouse as
                                                                                                                        Custodian
                                                                                                                        for  her
                                                                                                                        children
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Reporting person disclaims beneficial
ownership of all shares held by his
spouse and the Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:


David M. Goldenberg
By:  /s/Laura R. Kuntz, Esq.                           February 10, 2000
________________________________                       _________________________
 **Signature of Reporting Person                          Date
   Laura R. Kuntz, Esq.
   Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

       Potential persons who are to respond to the collection of information contained in this form are not required unless the form displays a currently valid OMB Number